Exhibit 10.18

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of March 7, 2024, by and between CUSTOMERS BANK (“Bank”) and CARLSMED, INC. (“Borrower”).

RECITALS

A.
Borrower and Bank are parties to (i) that certain Loan and Security Agreement dated as of December 20, 2022, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 21, 2023 and that certain Second Amendment to Loan and Security Agreement dated as of October 2, 2023 (the “Original Loan Agreement”, as amended from time to time, including by this Amendment, the “Loan Agreement”) and (ii) that certain Success Fee Agreement, dated as of December 20, 2022, as amended, restated, supplemented or otherwise modified from time to time (the “Success Fee Agreement”). All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
B.
From and after the date hereof, Bank and Borrower desire to (i) supplement the terms and provisions of the Original Loan Agreement as provided herein and (ii) terminate the Success Fee Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1.
Amendment to Loan Agreement. Subject to the terms and conditions of this Amendment, including, without limitation, the conditions to effectiveness set forth in Section 7 below, the Original Loan Agreement is hereby amended as follows:
1.1.
The following defined terms are hereby added to Section 1.1 of the Loan Agreement, as follows:

“Credit Card Accounts” has the meaning assigned in the Schedule.

“Credit Card Cash Collateral Accounts” has the meaning assigned in the Schedule.

“Fourth Monthly Revenue Milestone” means Borrower’s achievement of Trailing Three-Month Revenue of at least Six Million Five Hundred Thousand Dollars ($6,500,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, prior to August 31, 2024.

“Term Sheet Milestone” means Bank’s receipt, on or before December 20, 2024, of a signed and accepted term sheet providing for (i) the sale or issuance of Borrower’s equity securities to investors reasonably acceptable to Bank, (ii) Borrower to receive gross cash proceeds of at least Thirty Million Dollars ($30,000,000) from such sale or issuance, (iii) such proceeds to be received within sixty (60) days after the date of such term sheet, and (iv) that otherwise contains terms reasonably acceptable to Bank (provided that that certain term sheet dated January 24, 2024 and executed by Borrower, U.S. Venture Partners XII, L.P., B Capital Global Growth III, L.P., and B Capital Healthcare I, L.P. is deemed acceptable to Bank).

“Third Amendment Effective Date” means March 7, 2024.

“Third Monthly Revenue Milestone” means Borrower’s achievement of Trailing Three-Month Revenue of at least Five Million Five Hundred Thousand Dollars ($5,500,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, prior to May 31, 2024.

“Trailing Three-Month Revenue” means Revenue for the most recent three (3) calendar months for which Borrower has delivered to Bank the monthly financial reporting required by Section 6.3(a).

“Warrant” means that certain Warrant to Purchase Stock dated as of the Third Amendment Effective Date issued by Borrower to Bank, together with any other warrant issued by Borrower to Bank thereafter, each as amended, restated, supplemented, or otherwise modified from time to time.

1.2.
The following defined terms in Section 1.1 of the Loan Agreement are hereby amended and restated, as follows:

“Availability End Date” means June 20, 2024; provided that

(a) if Borrower achieves the Second Monthly Revenue Milestone, “Availability End Date” will instead mean December 20, 2024;

(b) if Borrower achieves the Second Monthly Revenue Milestone, the Third Monthly Revenue Milestone, the Fourth Monthly Revenue Milestone, and the Term Sheet Milestone, “Availability End Date” will instead mean June 20, 2025; and

(c) upon the funding of the equity financing described in ‘Term Sheet Milestone’, “Availability End Date” will instead mean December 20, 2025.

“Loan Documents” means, collectively, this Agreement, the Warrant, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement (other than the Warrant, but including Bank Expenses attributable to the documentation and negotiation of the Warrant), whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Second Monthly Revenue Milestone” means Borrower’s achievement of Trailing Six-Month Revenue of at least Nine Million Five Hundred Thousand Dollars ($9,500,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, prior to April 30, 2024.

“Term Loan” means credit extensions of up to Nine Million Three Hundred Seventy-Five Thousand Dollars ($9,375,000); provided that

(a) upon achievement of the Second Monthly Revenue Milestone, “Term Loan” will instead mean credit extensions of up to Twelve Million Five Hundred Thousand Dollars ($12,500,000);

(b) upon achievement of the Second Monthly Revenue Milestone and the Third Monthly Revenue Milestone, “Term Loan” will instead mean credit extensions of up to Fifteen Million Six Hundred Twenty-Five Thousand Dollars ($15,625,000); and

(c) upon achievement of the Second Monthly Revenue Milestone, the Third Monthly Revenue Milestone, the Fourth Monthly Revenue Milestone, and the Term Sheet Milestone, “Term Loan” will instead mean credit extensions of up to Eighteen Million Seven Hundred Fifty Thousand Dollars ($18,750,000).

“Term Loan Maturity Date” means December 20, 2026; provided that

(a) if Borrower achieves the Second Monthly Revenue Milestone, the Third Monthly Revenue Milestone, the Fourth Monthly Revenue Milestone, and the Term Sheet Milestone, “Term Loan Maturity Date” will instead mean June 20, 2027; and

(b) upon the funding of the equity financing described in ‘Term Sheet Milestone’, “Term Loan Maturity Date” will instead mean December 20, 2027.

1.3.
Clause (f) of the definition of “Permitted Indebtedness” in Section 1.1 of the Loan Agreement is hereby amended and restated, as follows:

(f) either (i) unsecured Indebtedness under corporate credit cards provided by American Express used in the ordinary course of business not to exceed Three Hundred Thousand Dollars ($300,000), or (ii) Indebtedness under the Credit Card Accounts;

1.4.
The defined terms “First Monthly Revenue Milestone”, “Flagstar LC”, “Liquidity”, “Success Fee Agreement”, “SVB Credit Card Account”, “SVB Credit Card Cash Collateral Account”, “SVB LC”, and “SVB LC Cash Collateral Account” and their respective definitions in Section 1.1 of the Loan Agreement are hereby deleted.
1.5.
Section 2.1(a) of the Loan Agreement is hereby amended and restated, as follows:

(a) Term Loan Advances.

(i) Outstanding Term Loan Advances. Bank has previously made Term Loan Advances to Borrower. As of the Third Amendment Effective Date, the aggregate principal amount of Term Loan Advances outstanding is Nine Million Three Hundred Seventy-Five Thousand Dollars ($9,375,000).

(ii) Term Loan. Subject to and upon the terms and conditions of this Agreement, Borrower may request, at any time from the date hereof through the Availability End Date, and Bank agrees to make Term Loan Advances to Borrower in an aggregate amount not to exceed the Term Loan (inclusive of Term Loan Advances advanced prior to the Third Amendment Effective Date). Interest shall accrue from the date of each Term Loan Advance at the rate specified in Section 2.3 and shall be payable monthly on the 20th day of each month so long as any Term Loan Advances are outstanding. Any Term Loan Advances that are outstanding on the Availability End Date shall be payable in thirty (30) equal monthly installments of principal (provided, however, upon achievement of the Second Monthly Revenue Milestone, any Term Loan Advances that are outstanding on the Availability End Date shall be payable twenty-four (24) equal monthly installments), plus all accrued interest, beginning on the date one (1) month following the Availability End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(a) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances, in whole or in part, without penalty or premium.

(iii) Advance Request Form. When Borrower desires to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail to be received no later than 3:00 p.m. Eastern time three (3) Business Days before the day on which the Term Loan Advance is to be made. Such notice shall be substantially in the form set forth in the Client Reporting File. The notice shall be signed by a Responsible Officer or its designee.

1.6.
Section 2.3(a) of the Loan Agreement is hereby amended and restated, as follows:

(a) Interest Rates. Except as set forth in Section 2.3(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at an annual rate equal to the greater of (i) twenty-five hundredths percent (0.25%) above the Prime Rate and (ii) five and twenty-five hundredths percent (5.25%).

1.7.
Section 5.4 of the Loan Agreement is hereby amended and restated, as follows:

5.4 Revenue Contracts. The contracts yielding Revenue (included in the calculation of the Second Monthly Revenue Milestone, the Third Monthly Revenue Milestone, and the Fourth Monthly Revenue Milestone) are bona fide existing obligations. The property and services giving rise to such contracts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. No Loan Party has received notice of an actual or imminent Insolvency Proceeding of any account debtor under a contract yielding Revenue (included in the calculation of the Second Monthly Revenue Milestone, the Third Monthly Revenue Milestone, and the Fourth Monthly Revenue Milestone).

1.8.
Section 6.3(a) of the Loan Agreement is hereby amended and restated, as follows:

(a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, (i) a company prepared consolidated balance sheet, income statement, and cash flow statement covering Loan Parties’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, and (ii) aged listings of accounts receivable and accounts payable, in each case, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

1.9.
Section 6.7 of the Loan Agreement is hereby amended and restated, as follows:

6.7 Accounts. Each Loan Party shall (a) maintain and shall cause each of its Subsidiaries to maintain all of its depository and operating accounts and its primary investment accounts with Bank and (b) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank for all ACH activity and other banking services required by such Loan Party, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, letters of credit and Bank’s International Banking Division for any international banking services related to the foregoing. Notwithstanding the foregoing, Loan Parties may keep, outside Bank,

(w) a Credit Card Cash Collateral Account, and such account need not be subject to an account control agreement;

(x) other accounts so long as the aggregate balance therein does not exceed

(i) Two Million Dollars ($2,000,000) on and before March 31, 2024, and

(ii) One Million Dollars ($1,000,000) on and after April 1, 2024; except that, at all times after the funding of the equity financing described in ‘Term Sheet Milestone’ when Loan Parties’ unrestricted cash at Bank exceeds the product of (A) Loan Parties’ outstanding Indebtedness to Bank multiplied by (B) 1.25, then such limit will instead be Three Million Dollars ($3,000,000), and such accounts need not be subject to an account control agreement so long as Loan Parties comply with this clause (x); and

(y) the credit cards described in clause (f) of the definition of “Permitted Indebtedness”.

1.10.
Section 6.11 of the Loan Agreement is hereby amended and restated, as follows:

6.11 Financial Covenants. Loan Parties shall maintain at all times at least one of the covenants in clauses (a) and (b) below.

(a) Minimum Cash at Bank. Loan Parties shall maintain a balance of unrestricted cash at Bank of not less than Four Million Dollars ($4,000,000), tested on a continuous basis.

(b) Minimum Revenue. Measured monthly as of the last day of each month and calculated (i) on a trailing-three-months basis for the measurement period ending January 31, 2024, (ii) on a trailing-four-months basis for the measurement period ending February 29, 2024, (iii) on a trailing-five-months basis for the measurement period ending March 31, 2024, and (iv) on a trailing-six-months basis for all subsequent measurement periods, Loan Parties shall achieve consolidated Revenue of at least the amounts shown in the table immediately below for the corresponding measurement periods. For subsequent measurement periods, Bank and Loan Parties hereby agree that Bank may use the Board-approved annual financial projections provided pursuant to Section 6.3(e) above to establish the minimum Revenue amounts for such year, which amounts shall be determined by Bank in good faith in consultation with Borrower using substantially similar methodology as Bank used in setting the levels below and shall be incorporated herein by an amendment, which Loan Parties hereby agree to execute by March 1 of such year.

Measurement Period Ending	Minimum Revenue
January 31, 2024	$3,873,450
February 29, 2024	$5,349,900
March 31, 2024	$7,050,750
April 30, 2024	$8,769,450
May 31, 2024	$9,160,450
June 30, 2024	$10,085,250
July 31, 2024	$10,638,600
August 31, 2024	$11,176,650
September 30, 2024	$11,644,575
October 31, 2024	$12,220,875
November 30, 2024	$12,909,375
December 31, 2024	$12,830,325

1.11.
Section 8.2(a) of the Loan Agreement is hereby amended and restated, as follows:

(a) If any Loan Party fails to perform any obligation under Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, or 6.11 of this Agreement or violates any of the covenants contained in Article 7 of this Agreement; or

1.12.
The first entry under each of “Permitted Indebtedness” and “Permitted Liens” in the Schedule (relating to the SVB LC and the SVB LC Cash Collateral Account) are hereby deleted.
1.13.
The second entry under “Permitted Indebtedness” in the Schedule (relating to the SVB Credit Card Account) is hereby amended and restated, as follows:

One or more credit card accounts with third-party financial institutions, having an outstanding balance not to exceed an aggregate amount of Three Hundred Thousand Dollars ($300,000) (the “Credit Card Accounts”).

1.14.
The second entry under “Permitted Liens” in the Schedule (relating to the SVB Credit Card Cash Collateral Account) is hereby amended and restated, as follows:

Liens in cash collateral securing Borrower’s reimbursement obligations in connection with any Credit Card Accounts. Borrower may maintain one or more bank accounts with any provider of a Credit Card Account, so long as the aggregate balance in all such accounts does not exceed Three Hundred Thousand Dollars ($300,000) at any time (the “Credit Card Cash Collateral Accounts”).

2.
Termination of Success Fee Agreement. Effective as of the Third Amendment Effective Date, the Success Fee Agreement is hereby terminated in its entirety and shall have no further force or effect, and neither Bank nor Borrower shall have any further obligations or liabilities thereunder.
3.
Release.
3.1.
Borrower acknowledges that Bank would not enter into this Amendment without Borrower’s assurance hereunder. Except for the obligations arising hereafter under the Loan Agreement, Borrower hereby absolutely discharges and releases Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement, and each of Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents, and attorneys from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower and its successors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort, or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby.
3.2.
The provisions, waivers, and releases set forth in this Section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns, and successors in interest. The provisions, waivers, and releases of this Section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns, and successors in interest.
3.3.
Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title, and interest in and to all of the claims released hereby, and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, or liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.
3.4.
The provisions of this Section shall survive payment in full of the Obligations, full performance of all of the terms of this Amendment and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Loan Agreement or otherwise.
4.
No Course of Dealing; Strict Performance. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.
5.
Ratification; No Waiver. The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Loan Agreement, as in effect prior to the date hereof.
6.
Representations and Warranties; No Event of Default. Borrower represents and warrants that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Amendment and that no Event of Default has occurred and is continuing.
7.
Conditions to Effectiveness.
7.1.
As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)
this Amendment, duly executed by Borrower;
(b)
an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)
a warrant to purchase stock, duly executed by Borrower;
(d)
payment of a $15,000 facility fee, which may be debited from any of Borrower’s accounts;
(e)
payment of all reasonable Bank Expenses incurred through the date of this Amendment, including up to $15,000 of Bank’s reasonable and documented out-of-pocket expenses for the documentation of this Amendment and any related documents and any UCC, good standing, or intellectual property search or filing fees in connection therewith, which may be debited from any of Borrower’s accounts; and
(f)
such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
7.2.
As a condition to the effectiveness of this Amendment, Borrower shall have received, in form and substance satisfactory to Borrower, this Amendment, duly executed by Bank.
8.
Governing Law. This Amendment shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance, and none of its terms or provisions may be waived, altered, modified, or amended except as Bank may consent thereto in writing duly signed for and on its behalf.
9.
Incorporation of Loan Agreement Provisions. The provisions contained in Article 12 (Jurisdiction and Jury Trial Waiver) and in Section 13.2 (Indemnification) of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.
10.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CARLSMED, INC.
By:	/s/ Michael Cordonnier
Name:	Michael Cordonnier
Title:	CEO

CUSTOMERS BANK
By:	/s/ Matthew K. Jacobs
Name:	Matthew K. Jacobs
Title:	SVP

[Signature Page to Third Amendment to Loan and Security Agreement]